Exhibit 16.1

4631 SO. SYCAMORE DR. • SALT LAKE CITY, UTAH 84117

(801) 277-2763 PHONE • (801) 277-2763

May 5, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

        We have read the statements included under Item 4.01 in the accompanying Form 8-K dated May 5, 2005, of the Nature’s Sunshine Products Tax Deferred Retirement Plan sponsored by Nature’s Sunshine Products, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements therein insofar as they relate to our firm.

Very Truly Yours,

/s/ Gregory & Associates, LLC.